Exhibit 99.1

Template 2005 Bonus Program Individual Summary Sheet for Non-Sales Executives

Executive: [name]

Target Bonus Amount: $_______ (__% of current base salary)

Baseline Company Performance Thresholds:

Total revenue in 2005 of $___
EPS in 2005 of $___

Individual Performance Measures:

Individual Performance Measure	Possible Points
[company financial performance goals]	___points
[other individual goal]	___points
[other individual goal]	___points
[other individual goal]	___points
[other individual goal]	___points
Total points possible	110 points

Determination of Bonus:

No bonus will be earned unless each of the Baseline Company Performance Thresholds are met.

The bonus amount will then depend upon a combination of (1) company performance of the Baseline Company Performance Thresholds and other company financial measures and (2) Executive’s achievement of his or her Individual Performance Measures. Executive will be assigned points, at the discretion of the Chief Executive Officer[at the discretion of the Executive Development and Compensation Committee of the Board of Directors in the case of CEO bonus], on the basis of Executive’s attainment within each category of the Individual Performance Measures. Executive will then be assigned a Percentage Factor based on his or her total bonus points as follows:

Bonus Points	Percentage Factor
Fewer than 70	0%
70 to 100	a percentage equal to the number of bonus points (e.g. 85 bonus points yields a Percentage Factor of 85%)
101 to 110	100% plus two percentage points for every bonus point over 100 (e.g. 105 bonus points yields a Percentage Factor of 110%)

The Percentage Factor may be increased up to 30 percentage points at the discretion of the Chief Executive Officer [by the Executive Development and Compensation Committee of the Board of Directors in the case of CEO bonus], in his [its] discretion, for exemplary performance. The maximum Percentage Factor will be 150%.

The Percentage Factor is then multiplied by the Target Bonus Amount to produce a suggested bonus.

The actual bonus amount for the Executive shall be determined in the sole discretion of the Executive Development and Compensation Committee of the Board of Directors. The Committee will consider the suggested bonus amount and the foregoing guidelines, but may increase or decrease the actual bonus, if any, payable to Executive. This program summary sheet shall not be construed to provide the Executive with any entitlement to payment of a particular bonus amount.